EXHIBIT 99.1

PRESS RELEASE

ESCALADE REPORTS $0.09 EARNINGS PER SHARE IN Q3

Evansville, IN (November 1, 2010) Escalade, Incorporated (NASDAQ: ESCA) announced that revenues for the third quarter of 2010 were 8% higher than the same quarter last year.  Sales growth is a result of continued focus on product innovation and brand marketing.  Net income for the third quarter of 2010 was $1.2 million, or $0.09 per share compared to net income of $0.6 million or $0.05 per share for the same quarter in 2009.

Revenues from the Sporting Goods business were up 17% and 12% for the third quarter and nine months of 2010 compared to the same periods last year.  Increases in consumer spending, new product development and expanded product placement are driving sales increases.  Management believes improved sales in the Sporting Goods segment will continue through the remainder of the year.

Compared to last year, revenues from the Office Products business declined 10% and 14% for the third quarter and first nine months of 2010, respectively.  Excluding the effects of changes in the currency exchange rates, revenues declined 6% and 13%, for the third quarter and first nine months of 2010, respectively. Financial uncertainty in several key markets in Europe, particularly Spain, Germany and the UK, has negatively impacted customer sentiment and slowed recovery.  North America experienced decreases in both government and commercial sales channels.  The sales decline in the third quarter of the year shows a slight improvement over the previous six months.  Management is cautiously optimistic this trend will continue to improve.  The Company will continue with new product launches to achieve future growth.

The overall gross margin ratios for the third quarter and first nine months of 2010 were 32.2% and 33.1%, respectively, compared to 29.6% and 30.7%, respectively, for same periods last year. Management expects gross margins for the remainder of 2010 will continue to exceed prior year.

Compared to the same periods last year, consolidated selling, general and administrative (“SG&A”) costs decreased 1.5% in the third quarter and 8.4% in the first nine months of 2010.  During the quarter the Company increased focus on strategic investments in product development and brand marketing.

“We are pleased to announce 8% top line growth for the third quarter.  This increased revenue, coupled with operational improvements, has yielded third quarter EPS of $0.9, an increase of 80% over the same period last year,” stated Robert J. Keller, President and Chief Executive Officer of Escalade, Inc.  “Our focus is top line growth, driven by a balanced strategy of product innovation and brand marketing.  Our recent new product introductions, backed by increased brand investment, have achieved strong marketplace acceptance.  Steady cash management improvements have resulted in the lowest Company debt level in over five years, providing increased investment flexibility for our strategic growth initiatives.”

Escalade is a leading manufacturer and marketer of sporting goods and office/graphic arts products sold worldwide. To obtain more information on the Company and its products, visit our website at: www.EscaladeInc.com or contact Deborah Meinert, Vice President and CFO at 812/467-4449.

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements relating to present or future trends or factors that are subject to risks and uncertainties.  These risks include, but are not limited to, the impact of competitive products and pricing, product demand and market acceptance, Escalade’s ability to successfully integrate the operations of acquired assets and businesses, new product development, the continuation and development of key customer and supplier relationships, Escalade’s ability to control costs, general economic conditions, fluctuation in operating results, changes in the securities market, Escalade’s ability to obtain financing and to maintain compliance with the terms of such financing, and other risks detailed from time to time in Escalade’s filings with the Securities and Exchange Commission.  Escalade’s future financial performance could differ materially from the expectations of management contained herein.  Escalade undertakes no obligation to release revisions to these forward-looking statements after the date of this report.

ESCALADE, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited, In Thousands Except Per Share Amounts)

	Three Months Ended		Nine Months Ended		Twelve Months Ended
	2 October 2010	3 October 2009	2 October 2010	3 October 2009	2 October 2010	3 October 2009

NET SALES	$28,565	$26,358	$89,471	$86,957	$118,514	$119,884

OPERATING EXPENSES
Cost of goods sold	19,369	18,558	59,813	60,233	81,830	86,778
Selling and administrative	6,469	6,571	21,398	23,342	27,541	33,086
Long-lived asset impairment	—	—	—	—	—	2,623
Amortization	368	617	1,042	2,024	1,283	2,399

OPERATING INCOME (LOSS)	2,359	612	7,218	1,358	7,860	(5,002)

OTHER INCOME (EXPENSE)
Interest expense	(223)	(630)	(1,005)	(1,530)	(1,140)	(1,856)
Other income (expense)	275	966	586	1,197	1,659	1,019

INCOME (LOSS) BEFORE INCOME TAXES	2,411	948	6,799	1,025	8,379	(5,839)

PROVISION (BENEFIT) FOR INCOME TAXES	1,239	330	2,963	480	3,431	(1,805)

NET INCOME (LOSS)	$1,172	$618	$3,836	$545	$4,948	$(4,034)

PER SHARE DATA
Basic earnings (loss) per share	$0.09	$0.05	$0.30	$0.04	$0.39	$(0.32)
Diluted earnings (loss) per share	$0.09	$0.05	$0.29	$0.04	$0.37	$(0.32)
Average shares outstanding	12,740	12,624	12,712	12,620	12,698	12,620

CONSOLIDATED CONDENSED BALANCE SHEET
(Unaudited, In Thousands)

	2 October 2010	3 October 2009	26 December 2009
ASSETS
Current assets	$55,309	$64,551	$52,936
Property, Plant & Equipment – net	19,929	19,094	21,493
Other assets	26,511	28,201	26,594
Goodwill	25,788	26,325	26,215
Total	$127,537	$138,171	$127,238

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$32,973	$54,506	$43,248
Other liabilities	7,500	1,262	1,226
Stockholders’ equity	87,064	82,403	82,764
Total	$127,537	$138,171	$127,238